SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549

                         CURRENT REPORT

                    Pursuant to Section 13 of 15(d) of the

                        Securities Exchange Act of 1934

                         December 7, 1995
               Date of Report (Date of earliest event reported)

                                  DELPHI FILM ASSOCIATES
II
               (Exact name of registrant as specified in its charter)

New York                 0-11915             13-
3133772
(State or other                    (Commission              (IRS
Employer
jurisdiction of incorporation)          File Number)
Identification No.)


666 Third Avenue, New York, New York
10017
(Address of principal executive officer)      (Zip Code)





                Registrant's telephone number, including area code 212-983-9040

Item 2.  Acquisition or Disposition of Assets

     Columbia Pictures Industries, Inc. ("Columbia") and TriStar

Pictures, Inc. ("TriStar") offered to purchase from Delphi Film

Associates II (the "Partnership") its interest in Columbia-Delphi

Productions II (the "Columbia Joint Venture") and in Tri-Star-

Delphi II Productions (the "Tri-Star Joint Venture"),

collectively (the "Joint Ventures")for $625,000 and $25,000,

respectively.  The General Partner, on behalf of the Partnership,

accepted this offer.  The definitive documentation for these transactions (the "Transactions") was executed and delivered on

December 7, 1995 and is retroactively effective as of December 1,

1995 (the "Effective Date").  The Partnership received the

aggregate sale proceeds of  $650,000 on December 8, 1995.  The gain to be recognized from the Transactions will approximate

$258,000, representing $650,000 less the amounts recorded by the

Partnership as  receivables from the Joint Ventures as of the

Effective Date.  The sale proceeds, less Partnership expenses and a reserve for expenses, will be distributed to partners in

accordance with the Amended and Restated Limited Partnership

Agreement (the "Partnership Agreement").



Item 5.  Other Events

     The Partnership received the proceeds from the sale of its interest in the Joint Ventures on December 8, 1995.  As a result of the sale of its interest in the Joint Ventures, the

Partnership dissolved in accordance with the provisions of the

Partnership Agreement.

          On December 19, 1995, the Partnership made a final cash

distribution to its limited partners in the amount of  $720,960

($60.08 per unit).  On December 19, 1995, the Partnership made a final distribution to the General Partner in the amount of

$7,282.  In addition, on December 15, 1995, the Partnership

transferred approximately $229,000 to the General Partner, as a reserve to pay and/or otherwise satisfy liabilities and/or

obligations of the Partnership that presently exist or that are expected to arise in the future.  These distributions and

payments represented the final distributions of the Partnership.

Accordingly, the Partnership has been effectively liquidated and terminated.



Item 7.  Financial Statements, Pro forma Financial Information and Exhibits

     Pro forma financial information.

     The following unaudited pro forma financial information

reflects the Transactions as if they had occurred as of January

1, 1995 or January 1, 1994, respectively.  The results of

operations for the nine month period ended September 30, 1995 and the year ended December 31, 1994 would not have reflected the

Share of Profit in Motion Picture Venture--Columbia-Delphi

Productions II.  In addition, the results of operations for the nine month period ended September 30, 1995 and the year ended

December 31, 1994 would reflect the gain on sale of interests in the Joint Ventures, interest income from short-term investments retained after distributions to partners and would provide for operating expenses to liquidate the Partnership.  Giving effect to the Transactions, as if they had occurred on January 1, 1995 and January 1, 1994, respectively, the pro forma net income for the nine month period ended September 30, 1995 and the year ended

December 31, 1994 would have been approximately $55,000 and

$122,000, respectively.  Net profit (loss) per unit of limited partnership interest is calculated in accordance with the

Partnership Agreement.  For the nine month period ended September

30, 1995 and the year ended December 31, 1994, the pro forma net profit per unit of limited partnership interest would have been approximately $5 and $10, respectively, as compared to the stated

net loss per unit of limited partnership interest of $17 and $12,

respectively.  In addition, if the Transactions and distribution to partners had occurred as of September 30, 1995, the balance sheet as of that date would have only reflected cash and accrued expenses necessary to liquidate the Partnership.



Exhibits

10.1  Purchase and Sale Agreement dated as of December 1, 1995-

Interest in Columbia-Delphi              Productions II.

10.2  Purchase and Sale Agreement dated as of December 1, 1995-

Interest in Tri-Star-Delphi              II Productions.

                         SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              DELPHI FILM ASSOCIATES II
                              A New York Limited Partnership

                              By:  THE DELPHI ORGANIZATION,
                                       General Partner

                              By:  ML Film Entertainment Inc.,
                                      Managing Partner



December 20, 1995                  /s/ Diane T. Herte

          Date                     Diane T. Herte
                              Treasurer of the Managing Partner
of the
                              General Partner
                              (principal financial officer and
principal
                              accounting officer of the
Registrant)




December 20, 1995                  /s/ Steven N. Baumgarten
          Date                     Steven N. Baumgarten
                              Director and Vice President of the
                              Managing Partner of the General
Partner